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                             EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 22nd day of May, 1995 between International Sports Wagering Inc., a Delaware corporation (the "Corporation"), and Barry Mindes ("Employee").

                             W I T N E S S E T H:

      WHEREAS, the Corporation is in the business of developing, producing, marketing, licensing and servicing computerized sports wagering systems; and

      WHEREAS, the Corporation desires to employ Employee as its President and Chief Executive Officer and Employee desires to serve the Corporation in such capacity:

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

      1. EMPLOYMENT. Subject to the terms and conditions herein contained, the Corporation hereby employs Employee as its President and Chief Executive Officer and Employee hereby agrees to serve the Corporation in such capacity.

      2. DUTIES.

            (a) Employee agrees, during the Term (as hereinafter defined), to devote his full business attention and best efforts to the business of the Corporation and to perform such duties of an executive and administrative nature as the Board of Directors of the Corporation, acting reasonably, shall assign or direct consistent with his status and position as President and

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Chief Executive Officer, including, without limitation, such duties as would typically be performed by persons holding similar positions in other companies.

            (b) Employee shall conduct himself at all times in a manner consistent with his position with the Corporation.

      3. TERM

            (a) The term of Employee's employment (the "Term") shall commence as of May 22, 1995, and shall terminate on June 30, 1998, subject to earlier termination only (i) in the event of Employee's death; (ii) at the option of the Corporation, in the event of disability (as hereinafter defined) for 90 consecutive working days or an aggregate of 120 working days during any consecutive six month period during the Term; or (iii) for cause.

            (b) For the purpose of this Agreement, "disability" shall mean any injury or any physical or mental condition or illness which shall render Employee unable to perform his duties in accordance with this Agreement.

      4. COMPENSATION AND BENEFITS. As compensation for all duties to be rendered by Employee to the Corporation in all capacities, the Corporation shall pay to Employee during the Term a minimum of the following, payable in accordance with the normal payroll practice of the Corporation:

            4.1 During the first year of the Term, the Employee shall receive no base salary; during the second and third years of the Term, the Employee shall receive a base salary of not less

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than $115,000 per annum, unless otherwise approved by 80% of the Board of
Directors of the Corporation.

            4.2 In addition, Employee shall be entitled to receive (a) such salary increases, bonuses or other incentive compensation as may be approved by 80% of the Board of Directors; (b) three weeks vacation during each year of the Term; (c) such health insurance as the Corporation may from time to time provide to its other executive employees; provided, however that until such time as the Corporation has instituted a health insurance plan for all of its employees it shall reimburse Employee up to a maximum of $700 per month for his actual out of pocket cost of family health insurance coverage including the premiums for such health insurance and any deductible or co-pay amount associated with such insurance payable by Employee. Any portion of such $700 per month that is not paid to Employee during any particular month shall be reimbursable to Employee in a succeeding month, provided that the total amount reimbursable to Employee per annum during the Term shall not exceed $8,400; (d) such life insurance as the Corporation may provide to all other executive employees; (e) such other fringe benefits as the Corporation may provide to its employees, and (f) at the Corporation's expense, the use of a leased automobile plus all expenses of operating such automobile, including but not limited to insurance and maintenance costs.

      5. REQUIRED RELOCATION.


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            5.1 During the Term, the Corporation shall not require the Employee to relocate outside of the New York City/New Jersey metropolitan area (the "Area").

            5.2 In the event that after the Term of this Agreement and prior to July 1, 2000, the Corporation requires the Employee to relocate outside the Area and the Employee elects in his discretion, not to do so, the Employee may voluntarily leave the employ of the Corporation and in such event the Corporation shall pay to the Employee an amount equal to six month's base salary, (at the employee's base salary at the time of termination) (the "Severance Amount"). The Severance Amount shall be paid to the Employee in six equal monthly installments commencing on the first day of the month immediately following such termination.

            5.3 Notwithstanding the foregoing, the Employee may be required to travel away from his home for reasonable periods of time in fulfillment of his responsibilities for the Corporation.

      6. NON RENEWAL OF EMPLOYMENT AGREEMENT

            In the event that at the end of the Term of this Agreement, the Agreement is not renewed or a new Agreement is not entered into, and thereafter, but prior to July 1, 2000, the Employee's employment with the Corporation is terminated by the Corporation other than for cause, or due to the death or disability of the Employee, the Corporation shall pay to the Employee the Severance Amount in the manner provided in Section 5.2.

      7. CHANGE OF CONTROL:


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            7.1 In the event of a "Change of Control" (as hereafter defined)
following which the Employee's employment is terminated (a) by the Corporation other than as a result of the death or disability of the Employee or for cause, or (b) by the Employee for "Good Reason" (as hereinafter defined) the Employee shall be entitled to the following:

            (a) If the termination is during the Term, the Employee shall be entitled to continued payment of his base compensation and benefits as provided in Section 4 until the end of the Term, but in no event less than six months of base salary and benefits.

            (b) If the termination occurs after the Term but prior to July 1, 2000, the Employee shall be entitled to the Severance Amount payable in the manner provided in Section 5.2.

            (c) "Change of Control" shall mean, if any person, or any two or more persons acting a group, and all affiliates of such person or persons, who prior to such time beneficially owned (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act") less than 50% of the then outstanding Common Stock of the Corporation, shall acquire additional shares of Common Stock in one or more transactions or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own 50% or more of the Common Stock outstanding.


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            (d) "Good Reason", when used with reference to a voluntary termination by the Employee of his employment with the Corporation, shall mean:

                  i) the assignment to the Employee of any duties inconsistent in a material way with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Corporation, Employee's reporting responsibilities or any removal of the Employee from or any failure to reelect the Employee to any significant positions or offices the Employee held immediately prior to the time of the Change in Control, except in connection with the termination of the Employee's employment by the Corporation for Cause or for Death or Disability;

                  ii) a reduction by the Corporation in the Employee's base salary or benefits that existed immediately prior to the Change in Control;

                  iii) a change in the Employee's principal work location, except for required travel on the Corporation's business to an extent substantially consistent with the Employee's business travel obligations immediately prior to the Change of Control; provided, however, that no event shall constitute a Good Reason unless the Employee notifies the Corporation that it has committed an action or inaction specified in clauses (i) through (iii) (a "Covered Action") and the Corporation does not cure such Covered Action within 30 days


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after such notice, at which time such Good Reason shall be deemed to have arisen. Notwithstanding the immediately preceding sentence, no action by the Corporation shall give rise to a Good Reason if it results from the Employee's termination for Cause, Disability or death or from the Employee's resignation for other than a Good Reason. If the Employee has a Good Reason to resign, he may in fact resign for a Good Reason by notice of termination given within 60 days after the Good Reason arises.

      8. REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse Employee for all reasonable business expenses paid or incurred by him on behalf of the Corporation, including, but not limited to, travel and entertainment expenses, that he shall incur during the Term in connection with the performance of his duties hereunder; provided that he submits, in a timely manner, receipts or other expense records in such detail as may be required by the Corporation.

      9. NO CONFLICTING COMMITMENTS.

            Employee represents and warrants that he has no commitments or obligations of any kind whatsoever inconsistent with this Agreement which would impair, infringe upon or limit his ability to enter into this Agreement or to perform the services required of him hereunder.

      10. PROPRIETARY INFORMATION. Simultaneous with the execu- tion of this Employment Agreement, Employee agrees to sign the Proprietary Information Agreement attached hereto as Exhibit A.


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      11. ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms and conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by both the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any preceding or succeeding breach thereof unless expressly so stated.

      12. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respec- tive legal representatives, successors and assigns.

      13. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of New Jersey without regard to principles of conflicts of law.

      14. NOTICES. Any notice or other communication required or desired to be given shall be in writing and shall be sent by registered or certified mail return receipt requested or by express mail. Each such notice shall be deemed given at the time it is mailed in any post office maintained by the United States to the following respective addresses, which either party may change as to such party upon ten (10) days' notice to the other.

            To the Corporation:


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                  International Sports Wagering Inc.
                  32 Heights Road
                  Wayne, New Jersey  07470
                  Attn:  President

            With a copy to:

                  Richard M. Hoffman, Esq.
                  Rubin Baum Levin Constant & Friedman
                  30 Rockefeller Plaza (29th Floor)
                  New York, New York  100112

            To Employee:

                  Mr. Barry Mindes
                  32 Heights Road
                  Wayne, NJ 07470

      15. EXTRAORDINARY RELIEF. Employee acknowledges and agrees that irreparable damage will result to the Corporation in the event of a breach of the Proprietary Information Agreement. Accordingly, Employee agrees that the Corporation shall be entitled to enforce its rights under said Proprietary Information Agreement, in the event of a breach or threatened breach thereof, in the court of equity, and shall be entitled to a decree of specific performance or appropriate injunctive relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies available to the Corporation.

      16. INVALIDITY. Any provision of this Agreement found to be prohibited by law shall be ineffective as written without invalidating the remainder of this Agreement and shall be deemed amended to the fullest extent allowable by applicable law to effectuate the purposes of said provision.


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           INTERNATIONAL SPORTS WAGERING INC.


                                           By: /s/ Bernard Albanese
                                               --------------------------------
                                                   Bernard Albanese, President


                                               /s/ Barry Mindes
                                               --------------------------------
                                                    Barry Mindes

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